STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: American Funds Money Market Fund

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2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

First: The name of the trust is American Funds U.S. Government Money Market Fund

[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective April 1, 2016.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 8th day of February, 2016 A.D.

By: /s/ Kristine M. Nishiyama

Trustee

Name: Kristine M. Nishiyama

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